As filed with the Securities and Exchange Commission on December 13, 2001
                                                      Registration No. 333-64531
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            -------------------------

                         POST EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            -------------------------


                              METALDYNE CORPORATION
                       (formerly known as MascoTech, Inc.)
             (Exact name of registrant as specified in its charter)


          Delaware                                     38-2513957
(State or other jurisdiction               (I.R.S. Employer Identification No.)
of incorporation or organization)

                               47603 Halyard Drive
                            Plymouth, Michigan 48170
          (Address (including zip code) of Principal Executive Offices)
                            -------------------------

                 MASCOTECH, INC. 1991 LONG TERM STOCK INCENTIVE
                                      PLAN
                            (Full title of the plans)
                            -------------------------

                            R. Jeffrey Pollock, Esq.
                                 General Counsel
                              Metaldyne Corporation
                               47603 Halyard Drive
                            Plymouth, Michigan 48170
                                 (734) 207-6200

    (Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)
                            -------------------------

                                    Copy to:
                           Jonathan A. Schaffzin, Esq.
                             Cahill Gordon & Reindel
                                 80 Pine Street
                             New York, NY 10005-1702
                            -------------------------

                         CALCULATION OF REGISTRATION FEE
================================================================================================================
Title of Securities to    Amount to be       Proposed Maximum           Proposed Maximum            Amount of
     be Registered         Registered    Offering Price Per Share   Aggregate Offering Price    Registration Fee

----------------------------------------------------------------------------------------------------------------
          N/A*                N/A*                 N/A*                       N/A*                   N/A*
================================================================================================================


* Pursuant to Rule 429 under the Act, this Registration Statement contains a prospectus that relates to the registration of a total of 12,000,000 shares of the Registrant's common stock. In connection with such registration, filing fees were paid in connection with (i) the August 12, 1991 registration of 6,000,000 shares on Registration Statement No. 033-42230 on Form S-8, and (ii) the September 29, 1998 registration of 6,000,000 shares on Registration Statement No. 333-64531 on Form S-8. No additional securities are to be registered. Therefore, no further registration fee is required.

                                EXPLANATORY NOTE

     This Post Effective Amendment (the "Amendment") to the Registration Statement on Form S-8 (Registration No. 333-64531) (the "Registration Statement") of MascoTech, Inc., a Delaware corporation, is being filed by Metaldyne Corporation, a Delaware corporation (the "Company"). The Company was formerly known as MascoTech, Inc.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.  PLAN INFORMATION

     The documents containing the information specified in Part I of Form S-8 constituting Plan Information have been sent or given to participating employees as specified by Rule 428(b)(1) of the Act. Such documents are not filed with the Securities and Exchange Commission (the "SEC") either as part of this Registration Statement, or as prospectuses or prospectus supplements pursuant to Rule 424 under the Act. These documents, and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Act relating to the Plan.

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

     Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible participants pursuant to Rule 428(b) or additional information about MascoTech, Inc. Long Term Stock Incentive Plan and its administrators are available without charge by contacting:

                              Metaldyne Corporation
                               47603 Halyard Drive
                            Plymouth, Michigan 48170
                    Attn: R. Jeffrey Pollock, General Counsel
                                (734) 207 - 6200

PROSPECTUS

                              METALDYNE CORPORATION

                        12,000,000 Shares of Common Stock
                          To be Issued Pursuant to the
                      MascoTech, Inc. 1991 Long Term Stock
                                 Incentive Plan

This prospectus forms a part of a registration statement that registered an aggregate of 12,000,000 shares of common stock that are collectively referred to as the "Shares" of Metaldyne Corporation ("Metaldyne," "we," "us," or "our"). The shares were issued to our officers, directors, and key employees under the MascoTech, Inc. Long Term Incentive Stock Plan (the "1991 Plan") as awards of Restricted Stock. On November 28, 2000 MascoTech, Inc. (now known as Metaldyne Corporation) underwent a recapitalization transaction. Immediately prior to the recapitalization all existing restricted stock awards were canceled and were replaced with new restricted stock awards under the 1991 Plan. The new restricted stock awards that did not vest at the time of the recapitalization vest ratably on January 14, 2002, January 14, 2003 and January 14, 2004. On each such date, the holder of a vested Restricted Stock Award may choose to (1) receive their Shares, (2) receive 60% of the Restricted Stock Award in Shares and receive 40% of their Restricted Stock Award in cash or (3) receive $16.90 in cash per each Share plus 6% per annum from the date of issuance of the Restricted Stock Award. The number of Shares delivered to a holder who elects to receive the Shares will be 1.068 times the number of Shares vesting. Pursuant to the terms of the Company's credit agreement, the Company could be prohibited from making certain or all cash payments or be required to make the cash payments in a different manner with respect to the Restricted Stock Awards vesting on January 14, 2002 or on subsequent vesting dates. The Company is continuously evaluating its ability to make such cash payments. Pursuant to the recapitalization agreement, if the Company is prohibited from making cash payments in respect of the Restricted Stock Awards, then such cash payments will be deferred and shall accrue at 12% per annum until the prohibition is lifted and payment is made.

     There is no public market for the Shares and none is expected to develop for the foreseeable future. Our common stock traded on The New York Stock Exchange until November 28, 2000, when, as a result of a recapitalization merger, our common stock was delisted from The New York Stock Exchange. Holders of Restricted Stock Awards who elect to receive Shares upon the vesting of their Restricted Stock Award must be prepared to hold their Shares indefinitely and be prepared to bear the risk of loss of their entire investment.

     SEE "RISK FACTORS" BEGINNING ON PAGE 5 HEREOF FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN ELECTION TO RECEIVE SHARES IN RESPECT OF YOUR RESTRICTED AWARD IN OUR COMMON STOCK.

     No person has been authorized by us to give any information or to make any representation other than as contained in this prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any distribution of the Shares shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof.

                   - - - - - - - - - - - - - - - - - - - - - -

     Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

                  - - - - - - - - - - - - - - - - - - - - - - -

     This prospectus does not constitute an offer to sell securities in any state to any person to whom it is unlawful to make such offer in such state.

The date of this prospectus is December 13, 2001

                                TABLE OF CONTENTS

                                         Page                              Page

Forward-Looking Statements.................i     Incorporation Of Certain
Prospectus Summary.........................1       Documents By Reference.....13
Risk Factors...............................5
Where You Can Find Additional
  Information.............................13



                              --------------------


                           FORWARD-LOOKING STATEMENTS


     This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about:

     o    our business and acquisition strategies;

     o    our liquidity and capital expenditures;

     o    our debt levels and ability to obtain financing and service debt;

     o    competitive pressures and trends in the automotive supply industry;

     o cyclicality and economic condition of the industries we currently serve;

     o    uncertainty regarding our future operating results;

     o    prevailing levels of interest rates; and

     o plans, objectives, expectations and intentions contained in this prospectus that are not historical.

     All statements, other than statements of historical fact included in this prospectus, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words "will," "believe," "anticipate," "intend," "estimate," "expect," "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this prospectus. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. We disclose important factors that could cause our actual results to differ materially from our expectations under "Risk Factors" and elsewhere in this prospectus. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

                               PROSPECTUS SUMMARY


     This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before deciding to retain your Shares in Metaldyne. You should read this entire prospectus carefully, including "Risk Factors" and we urge you to read our annual report on Form 10-K and our quarterly reports on Form 10-Q which are incorporated by reference to this prospectus. Unless the context otherwise requires, all information in this prospectus which refers to "Metaldyne" or "we" or "our" refers to Metaldyne and its subsidiaries. For purposes of this prospectus, when we describe information on a pro forma basis, we are giving effect to our acquisition of Simpson Industries, Inc. and Global Metal Technologies, Inc. ("GMTI") and in certain cases additional adjustments as described herein.

Our Company

     We are a leading global diversified industrial manufacturer of highly engineered products for transportation, industrial and consumer markets. Our products include metal-formed and precision-engineered components and modular systems used in vehicle engine, transmission and driveline applications, specialty fasteners, towing systems, packaging and sealing products and other industrial products. We serve a broad range of over 150 automotive and industrial customers, including Amoco, Bayer, BMW, Boeing, Dana, DaimlerChrysler, Dow Chemical, Ford, Visteon, General Motors, Delphi, Honda, John Deere, Johns Manville, New Venture Gear, TRW, U-Haul and Wal-Mart. We operate through two business groups -- our Metal Forming Group, which accounts for approximately two-thirds of our sales, and our Diversified Industrial Product Group, which accounts for the remaining one-third of our sales.

     In November 2000, we were acquired by an investor group led by Heartland Industrial Partners, L.P. ("Heartland") and Credit Suisse First Boston ("CSFB") in a recapitalization transaction. Heartland is a private equity fund established to "buy, build and grow" industrial companies in sectors with attractive consolidation opportunities. We believe the recapitalization and Heartland's investment in us will allow us to aggressively pursue internal growth opportunities and strategic acquisitions and to increase the scale and profitability of our businesses. In our Metal Forming Group, an important trend in our markets is that of automotive original equipment manufacturers, or OEMs, seeking to outsource their metal component design, engineering, fabrication and assembly functions. As a leading supplier of highly engineered metal parts with strong machining, assembly and module capabilities, we believe we are positioned to provide an integrated, full service solution to the engine, transmission and driveline components and module needs of our customers. We plan to add capabilities, through internal investment and select acquisitions, in additional metals and processes (such as ductile iron, aluminum and magnesium) to enhance our full service offering. We intend to also grow our diversified industrial products businesses through internal investment and acquisitions of businesses that share key characteristics with our existing diversified businesses. We believe our diversified businesses share highly focused product strategies based on proprietary capabilities, strong market share positions and high operating margins.

Our Business Groups

     We operate through two business groups -- Metal Forming and Diversified Industrial Products. Both groups have businesses with leading market shares, state-of-the-art technologies and superior product quality.

     Metal Forming Group. Our Metal Forming Group manufactures a broad range of engineered metal products used in automotive and industrial applications and combines capabilities in engineering, design, machining and assembly. The Metal Forming Group's sales are primarily to light vehicle OEMs and component assemblers. The Metal Forming Group's products include cold, warm and hot forged products, forged and conventional powdered metal products and tubular fabricated products used in engine, transmission and drivetrain components, assemblies and sub-assemblies. We believe the Metal Forming Group has the leading North American market share in several of its key products, including hot forgings, powder metal connecting rods and forged shafts, and is the second largest independent "machining and assembly" supplier.

     We have added strong capabilities in machining and sub-assembly and light metals through the acquisition of Simpson Industries, Inc. in December 2000 and the acquisition in June 2001 of Global Metal Technologies, Inc. As a result of the Simpson acquisition, we add world class machining and assembly capabilities and can offer OEM customers an integrated solution for their needs by combining design, engineering, metal forming, machining and sub-assembly capabilities. Through our acquisition of GMTI, a leading provider of precision aluminum die castings, we have added forming capabilities in aluminum, which is experiencing strong growth due to its lightweight characteristics. The Simpson and GMTI acquisitions provide us with opportunities to reduce costs in certain sales, marketing, administration and overhead functions and to improve operational efficiency.

     Diversified Industrial Product Group. Our Diversified Industrial Product Group manufactures towing and related accessories as well as a broad range of products used in industrial applications. The Diversified Industrial Product Group's towing and accessories products include trailer hitches, hitch mounted accessories, jacks, couplers and winches, roof racks and related electrical products. These products are sold to customers such as Wal-Mart, K-Mart and U-Haul and independent hitch installers. In addition, the Diversified Industrial Product Group manufactures specialty fasteners and other metal-formed products used in a variety of industrial applications. These products are sold to customers in the aerospace, heavy truck, construction, general industrial and consumer markets. Specialty industrial products include closures and dispensing products, gaskets, insulation products and precision cutting tools for a wide variety of customers in the chemical, refining, container, construction and other industries. Key customers include Dow, BASF, Bayer, Pepsi, Sherwin Williams, Exxon Mobil, Lyondell and Chevron.

Our Business Strategies

     Our goal in the Metal Forming Group is to become the leading supplier of high quality, low cost metal formed components, assemblies and modules to the global transportation industry. As a result of the competitive pressures on automotive manufacturers to improve quality and reduce costs, time to market, overhead and inventory, several trends have emerged which are important to our strategy, including: (i) the desire of OEMs and certain Tier 1 suppliers to outsource the design and manufacture of metal parts in engine, transmission and driveline applications, (ii) increasing demand for fully integrated modular assemblies, and (iii) the globalization and consolidation of the supply base. Our strategy to capitalize on these trends includes the following elements:

     o Capitalize on Full-Service, Integrated Supply Opportunities. We intend to leverage our strengths in forged steel and powder metal components by adding metal capabilities in ductile iron foundry, aluminum foundry and aluminum and magnesium die casting. By offering a full complement of metal solutions we believe we will be able to offer OEMs "one-stop" shopping to optimize weight, cost, stress, durability, fatigue resistance and other metal component attributes. With the largest North American market shares in certain engineered forging and powder metal application, and the second largest non-captive machining and assembly capability, we believe we have a competitive advantage in becoming a fully integrated supplier. Our capabilities in engineering, design, machining and assembly, position us to capture a greater share of the "value chain" and deliver customers finished sub-assemblies and modules rather than independent parts. Recently we have had opportunities to pursue new business opportunities utilizing our integrated capabilities to supply a larger percentage of the value added content of certain applications which could result in significant increases in content per vehicle on related programs.

     o Invest in Engineering, Design and Information Technology. We plan to continue investing in technology and design capability to support our products. We believe that in order to effectively develop total metal component and assembly solutions it is necessary to integrate research, development, and design elements with product fabrication, machining, finishing and assembly. We believe that our larger scale and broader product line relative to several of our competitors will enable us to more efficiently invest in engineering, design and information technology and develop a significant competitive advantage. In addition, we plan to implement advanced information technology systems to enable us to reduce overhead and administrative expenses.

     o Pursue Global Expansion Opportunities. Global expansion is an important component of our growth strategy. A significant portion of the global market for engineered metal parts is outside of North America. Further, as OEMs continue to consolidate their supply base, they are looking for global suppliers that can provide seamless product delivery across geographic production regions. We believe our size, strong market shares in North America and customer relationships uniquely position us to capitalize on this trend.

     o Capture Benefits from Economies of Scale and Operating Synergies. As we grow our businesses, we will seek to improve our sourcing costs for key commodity inputs, such as primary and secondary scrap, hot bar and rod and other key raw material components for our Metal Forming Group. In addition, as a larger company we will be able to spread our engineering and product development costs over a larger sales base. Furthermore, acquisitions and strategic relationships typically present opportunities for cost reductions through operational efficiency. Through the Simpson and the GMTI acquisitions, we have already developed customer-based marketing teams, identified overhead that can be shared and targeted opportunities for restructuring and coordination of design, engineering, administrative and raw material purchasing functions.

     Our strategy in the Diversified Industrial Product Group is to aggressively pursue internal growth opportunities and selected strategic acquisitions to create a significant portfolio of industrial businesses that share common and complementary characteristics, including proprietary technologies, market leadership in niche industrial markets, strong brand names, high operating margins, strong free cash flow generation and above average growth opportunities. Several of our businesses have significant growth opportunities related to new product development and expansion into new markets. In addition, we believe there are significant opportunities to reduce overhead and administrative costs across these businesses through the use of information technology and shared services. We also believe we can reduce operating costs by combining and rationalizing certain operations.

Recent Developments

     The Recapitalization. On November 28, 2000, we completed a recapitalization transaction which resulted in an investor group led by Heartland and CSFB acquiring control of us. Pursuant to the recapitalization, our publicly traded common stock was converted into the right to receive $16.90 in cash plus additional cash amounts, if any, based upon the net proceeds from any future disposition of the stock of Saturn Electronics & Engineering Inc. owned by us. Only holders of our common stock at the time of the recapitalization will be entitled to proceeds from any disposition of our Saturn stock. In connection with the recapitalization, certain of our stockholders, primarily Masco Corporation and Richard A. Manoogian and the related Richard and Jane Manoogian Foundation, agreed to roll over a portion of their investment in us and consequently remain as stockholders in Metaldyne.

     The recapitalization, the repayment of certain of our existing indebtedness and the payment of fees and expenses in connection with the recapitalization was financed through approximately (1) $435 million in equity financing provided by Heartland and its affiliates, investment funds associated with CSFB, and other equity co-investors, (2) $123.8 million of proceeds from the sale of certain equity investments owned by us, (3) $1,016 million from borrowings under our credit facility and (4) $118.5 million of proceeds from the sale of accounts receivable pursuant to a new accounts receivable facility.

     Simpson Acquisition. On December 15, 2000, we acquired Simpson for total consideration of approximately $365 million, including fees and expenses and the assumption of indebtedness. Simpson is a designer and manufacturer of precision-engineered automotive components and modular systems for passenger and sport utility vehicles, light- and heavy-duty trucks and diesel engines. We believe that Simpson will further enhance our vertical integration in the metal forming industry. The acquisition of Simpson, the repayment of certain indebtedness of Simpson and the payment of fees and expenses in connection with the acquisition of Simpson was funded with approximately (1) $126 million in additional common equity financing provided by Heartland and other equity co-investors, (2) $203 million from borrowings under our credit facility ($200 million in term loans and $3 million in revolving credit borrowings) and (3) $36 million from the sale of accounts receivable pursuant to our accounts receivable facility. Subsequent to the acquisition of Simpson we repaid approximately $50.0 million of term loans with the proceeds of certain sale-leaseback transactions.

     Global Metal Technologies, Inc. Acquisition. On June 22, 2001, the Company purchased GMTI from its controlling shareholder, Heartland Industrial Partners ("Heartland"). GMTI is a fully integrated technology leader in aluminum die-casting with leading market positions in transmission, engine, chassis and steering components. In exchange for all of the shares held by Heartland in GMTI, the Company issued common shares valued at approximately $45.4 million, which was equal to Heartland's investment in GMTI on the date of transfer. Also as part of the transaction the Company issued common shares valued at $20 million and $18.5 million of redeemable Class B preferred stock in exchange for interests in GMTI held by its former shareholders. The redeemable Class B preferred shares issued are mandatory redeemable on June 15, 2013. The series B preferred stockholders are entitled to receive, when, as and if declared by the Company's Board of Directors, cumulative semi-annual cash dividends at a rate of
11.5 percent per annum. In addition to securities issued, Metaldyne paid approximately $83 million, net of cash acquired, for the acquisition of GMTI. This acquisition was financed through a combination of borrowings under the Company's Term Loan C facility, revolving credit facility and proceeds from the sale of accounts receivable pursuant to the accounts receivable facility.

     GMTI was originally acquired by the Company's controlling shareholder, Heartland, on January 4, 2001 for a cash purchase price of $25 million, plus debt assumed. This transaction resulted in approximately $100 million of goodwill, which is being amortized over a period of 40 years. The purchase price allocations are preliminary, and as such are estimates. Such allocations could change upon the completion of asset valuations, which are on-going as of the date of this filing. Our June 22, 2001 acquisition of GMTI has been accounted for in a manner similar to a pooling of interests since these businesses were under common control. Our results of operations for 2001 have been adjusted to include GMTI from January 4, 2001 forward. The impact on previ-ously reported amounts for the first quarter include sales of approximately $50 million and a loss before taxes of approximately $5 million.

     GMTI had revenue of approximately $228.3 million for the year ended December 31, 2000.

                                 ---------------

     We were incorporated in Delaware in 1984. Our principal executive offices are located at 47603 Halyard Drive, Plymouth, Michigan 48170. Our telephone number is (734) 207-6200. Our Internet address is www.metaldyne.com. This Internet address is provided for informational purposes only and is not intended to be used as a hyperlink. Information on our web site does not constitute part of this prospectus.


                                  RISK FACTORS


     You should carefully consider each of the risks described below, together with all of the other information contained in or incorporated by reference into this prospectus, before electing to receive Shares in respect of your Restricted Stock. If any of the following risks develop into actual events, our business, results of operations and financial condition could be materially adversely affected, the value of our common stock could decline and you may lose all or part of your investment.

Lack of a Public Market for the Common Stock -- There will be no trading market for these shares of common stock for the foreseeable future.

     As a result of the recapitalization, no trading market for our common stock exists. No public market for our common stock will develop unless we or one of our stockholders undertakes a significant underwritten public offering. We do not expect this to happen in the foreseeable future. If a market does not develop, any common stock you receive under the 1991 MascoTech, Inc. Long Term Incentive and Share Award Plan may only be transferred to your spouse, children, or a trust for the benefit of your spouse or children or such other person as approved by the Board of Directors of Metaldyne. Should a market develop, it may not be active and our common stock could trade at prices lower than the price at which you were awarded your shares. Moreover, while we currently report our financial results publicly due to the number of holders of our common stock, we cannot assure you that we will continue to be so obligated. The lack of publicly available financial results could further adversely affect the market for, and value of, your shares.

     Should a market develop, its liquidity will be affected by a number of factors, including general economic conditions and changes or volatility in the financial markets, announcements or significant developments with respect to the automotive industry or labor relations, actual or anticipated variations in our quarterly or annual financial results, the introduction of new products or technologies by us or our competitors, changes in other conditions or trends in our industry or in the markets of any of our significant customers, changes in governmental regulation or changes in securities analysts' estimates of our future performance or that of our competitors or our industry. Recently, the stock market has experienced extreme price and volume volatility. These fluctuations may be unrelated to the operating performance of particular companies whose shares are traded.

Leverage; Ability to Service Debt -- We may not be able to manage our business as we might otherwise do so due to our high degree of leverage.

     We incurred indebtedness in connection with the recapitalization and the Simpson and GMTI acquisitions that is substantial in relation to our stockholders' equity. As of September 30, 2001, we had approximately $1.5 billion of outstanding debt and approximately $290.0 million of stockholders' equity. We expect our acquisition activities to be financed with further indebtedness. The degree to which we are leveraged will have important consequences, including the following:

     o our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, business development efforts or general corporate purposes may be impaired;

     o a substantial portion of our cash flow from operations will be dedicated to the payment of interest and principal on our indebtedness, thereby reducing the funds available to us for other purposes;

     o our operations are restricted by our debt instruments, which contain material financial and operating covenants, and those restrictions will limit, among other things, our ability to borrow money in the future for working capital, capital expenditures, acquisitions or other purposes;

     o indebtedness under our credit facility is at variable rates of interest, which makes us vulnerable to increases in interest rates;

     o our leverage may place us at a competitive disadvantage as compared with our less leveraged competitors;

     o our substantial degree of leverage will make us more vulnerable in the event of a downturn in general economic conditions or in any of our businesses; and

     o our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate may be limited.

     Our ability to service our debt and other obligations will depend on our future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, many of which are beyond our control.

Liquidity and Capital Resources -- If we are unable to raise junior capital, our liquidity and business strategies will be adversely impacted.

     Our principal sources of liquidity are our $300 million revolving credit facility and $225 million accounts receivable financing, but there are significant limitations on our use of these facilities by reason of the near-term maturity of our outstanding $305 million of subordinated debentures. Our credit facility contains provisions that are designed to ensure that we have the necessary liquidity to repay the subordinated debentures. Under the credit facility, we must maintain restricted cash either in escrow from the proceeds of other subordinated debt financing or equity financing or in the form of availability under our revolving credit facility and accounts receivable financing in increasing amounts at specified dates until the maturity of the subordinated debentures, in an amount which grows to $205 million by the maturity date of the subordinated debentures. To address the balance of the amount due on the convertible subordinated debentures, we have secured a commitment from Masco Corporation ("Masco"), one of our shareholders, to purchase up to $100 million of a new issue of Metaldyne subordinated debt from us, subject to limited conditions, on or prior to October 31, 2003. We are obligated by our credit facility to utilize our subordinated loan commitment from Masco to satisfy our obligations in respect of the subordinated debentures, upon maturity or otherwise, to the extent that we have not raised other subordinated debt or equity. Should Masco default in its obligations, we will be materially and adversely affected, will be in default under our credit facility and certain other obligations and may have difficulty in securing the necessary financing to meet our obligations, including in respect of the subordinated debentures. Moreover, if we are not otherwise in compliance with the terms of our credit agreement we may not be able to satisfy such obligation. By reason of the foregoing, we do not expect to be able to utilize our full revolving credit commitments, absent being able to raise additional junior financing. In the event that we are unsuccessful in raising additional junior financing, our acquisition activities will also be materially impaired and we may have difficulty with respect to our liquidity should we encounter difficult business conditions.

Challenges of Acquisition Strategy -- We may not be able to identify attractive acquisition candidates, successfully integrate our acquired operations or realize the intended benefits of our acquisitions.

     One of the primary purposes of our recapitalization was to enable us to pursue acquisition opportunities to become a full-service provider of engineered metal products for our customers. We continually evaluate potential acquisitions and engage in discussions with acquisition candidates for our Metal Forming Group, as well as for our Diversified Industrial Product Group. We intend to actively pursue acquisition opportunities, some of which could be material. There can be no assurance, however, that suitable acquisition candidates will be identified and acquired in the future, that the financing for any such acquisitions will be available on satisfactory terms or that we will be able to accomplish our strategic objectives as a result of any such acquisition. Nor can we assure you that our full metal services strategies will be successfully received by customers or achieve their intended benefits. Often acquisitions are undertaken to improve the operating results of either or both of the acquiror and the acquired company and we cannot assure you that we will be successful in this regard. We will encounter various risks in acquiring other companies, including the possible inability to integrate an acquired business into our operations, diversion of management's attention and unanticipated problems or liabilities, some or all of which could materially and adversely affect us.

Substantial Capital Expenditure Requirements -- If we are unable to meet future capital requirements, our business will be adversely affected.


     We operate in a capital intensive industry. We have made substantial capital investments (including Simpson and GMTI) from 1996 through the first three quarters of 2001 to, among other things, maintain and upgrade our facilities and enhance our production processes. This level of capital expenditures was needed to:

     o    increase production capacity;

     o    improve productivity;

     o    satisfy customer requirements; and

     o    upgrade selected facilities to meet competitive requirements.

     We have planned capital expenditures of up to approximately $170.0 million in 2002. We believe that we will be able to fund these expenditures through cash flow from operations, borrowings under our existing credit agreement and sales of receivables under our receivables facility. We cannot assure you that we will have adequate funds to make all required maintenance capital expenditures or that the amount of future capital expenditures will not be materially in excess of our anticipated expenditures. If we are unable to make necessary capital expenditures, our business will be adversely affected.

Substantial Restrictions and Covenants -- Restrictions in our credit facility limit our ability to take certain actions.

     Our credit facility contains covenants that restrict our ability to:

     o    pay dividends or redeem or repurchase capital stock;

     o    incur additional indebtedness and grant liens;

     o    make acquisitions and joint venture investments;

     o    sell assets; and

     o    make capital expenditures.

     Our credit facility also requires us to comply with financial covenants relating to interest coverage and leverage. In addition, our accounts receivable facility contains covenants and requirements regarding the purchase and sale of receivables. There can be no assurance that we will be able to satisfy these covenants in the future or that we will be able to pursue our new business strategies within the constraints of these covenants. If we cannot comply, the value of our common stock may be materially and adversely affected. In addition, our accounts receivable facility contains concentration limits with respect to the percentage of receivables we can sell from a particular customer. The concentration limits are based on the credit ratings of such particular customer. If one or more of our customers were to have its credit ratings downgraded and consequently the amount of receivables of such customer that we could sell were decreased, our business could be materially adversely affected.

     Our ability to comply with our covenants may be affected by events beyond our control, including prevailing economic, financial and industry conditions. The breach of our covenants could result in an event of default under our credit facility, which could cause an event of default under our accounts receivable facility and our equipment lease financing. Such breach would permit the lenders to declare all amounts borrowed thereunder to be due and payable, together with accrued interest, and the commitments of the lenders to make further extensions of credit under our credit facility could be terminated. In addition, such breach may cause a termination of our accounts receivable facility and our equipment lease financing. If we were unable to secure a waiver or repay such indebtedness, our secured lenders could proceed against their collateral. We do not presently expect that alternative sources of financing will be available to us under these circumstances or available on attractive terms.

Dependence on Automotive Industry and Industry Cyclicality -- The industries in which we operate are dependent upon the economy and are cyclical.

     Our sales for use in the OEM segments of the automotive industry accounted for approximately one-half of our pro forma 2000 net sales. While we may engage in acquisitions for our Diversified Industrial Product Group that reduce this percentage, it is more likely that the effect of acquisitions for our Metal Forming Group will be to increase this percentage. In addition, the automotive industry is significantly unionized and subject to work slowdowns and stoppages resulting from labor disputes. We also sell products to customers in other industries that experience cyclicality in demand for products, such as the construction, industrial equipment, truck and electrical equipment industries.

     The automotive industry is highly cyclical, is dependent on consumer spending, interest rates and consumer confidence and is subject to, among other things, general economic conditions and the impact of international trade. There are signs of increasing weakness in the economy generally. In addition, recently reported results from North American automotive manufacturers reflect the impact of incentive programs which are not expected to continue. The elimination of these programs could result in lower demand in the fourth quarter and 2002. In addition, a portion of our net sales result from products we manufacture for SUVs and light trucks, which have recently reversed their positive sales trends of the past several years. There can be no assurance that sales of these vehicles will not continue to decline or that pricing pressure from customers or competitors will not have an impact on future performance.

     While our ten largest customers accounted for less than one half of our pro forma 2000 net sales and represent a range of industries, certain of our individual operating businesses have a larger concentration of sales to particular automotive or other customers. Although we consider our relations with our customers to be good, the loss of certain automotive or other customers could have a material adverse effect on us.

Dependence on Third-Party Suppliers and Manufacturers -- The loss of a substantial number of our suppliers could affect our financial health.

     Generally, our raw materials requirements are obtainable from various sources and in quantities desired. While we currently maintain alternative sources for raw materials, our businesses are subject to the risk of price fluctuations and periodic delays in the delivery of certain raw materials, component parts and specialty fasteners. Under long term supply contracts for special bar quality steel, we have established the prices at which we will purchase most of our steel requirements. We may not be able to renegotiate future prices under those contracts at prices favorable to us, depending on industry conditions. The domestic steel industry has experienced substantial financial instability due to numerous factors, including energy costs and the effect of foreign competition. In addition, failure by suppliers to continue to supply us with certain raw materials or component parts on commercially reasonable terms, or at all, would have a material adverse effect on us.

Our Industries Are Highly Competitive -- Recent trends among our customers will increase competitive pressures in our businesses.

     The markets for our products are highly competitive. Our competitors include driveline component manufacturing facilities of existing OEMs, as well as independent domestic and international suppliers. Certain of our competitors are large companies that have greater financial resources than us. We believe that the principal competitive factors are product quality and conformity to customer specifications, design and engineering capabilities, product development, timeliness of delivery and price. The rapidly evolving nature of the markets in which we compete may attract new entrants as they perceive opportunities, and our competitors may foresee the course of market development more accurately than we may. In addition, our competitors may develop products that are superior to our products or may adapt more quickly than us to new technologies or evolving customer requirements. In our specialty fastener segment, we compete with domestic full-line industrial fastener distributors and other domestic distributors that offer fasteners in addition to other products, as well as a number of fastener manufacturers who, in certain circumstances, may sell directly to OEMs. Recent trends by OEMs to limit their number of outside vendors and moderate growth in the industrial fastener industry have resulted in increased competition as many manufacturers and distributors have reduced prices to compete more effectively. Management expects competitive pressures in our markets to remain strong. Such pressures arise from existing competitors, other companies that may enter our existing or future markets and, in certain cases, our customers, which may decide to internalize production of certain items sold by us. In addition, some of our competitors and customers solicit bids for and obtain business via the Internet. Because e-commerce is a relatively recent development, we cannot predict the impact, if any, that this medium will have on us. There can be no assurance that we will be able to compete successfully with our existing competitors or with new competitors. Failure to compete successfully could have a material adverse effect on us.

Dependence on Key Personnel and Relationships -- We depend on the services of other key individuals and relationships, the loss of which would materially harm us.

     Our success will depend, in part, on the efforts of our executive officers and other key employees. In addition, our future success will depend on, among other factors, our ability to attract and retain other qualified personnel. The loss of the services of any of our key employees or the failure to attract or retain employees could have a material adverse effect on us. Our controlling stockholder, Heartland, provides us with valuable strategic, operational and financial guidance and our former controlling stockholder, Masco Corporation, provides us with valuable transitional corporate services which transitional services are not required to be provided after calendar year 2002. Masco has provided corporate services to us since 1984. To the extent that we cannot provide either internally or through third parties the services provided to us by Masco at a comparable cost, our business and financial results could be materially adversely affected.

Labor Relations -- A portion of our workforce is unionized.

     As of December 31, 2000, approximately 27% of our work force is unionized, principally through the United Auto Workers union. We experienced a labor strike at our Fraser, Michigan plant which lasted from July 1997 to June 1998 and involved approximately 140 employees. If our unionized workers were to engage in a strike, work stoppage or other slowdown in the future, we could experience a significant disruption of our operations, which could have a material adverse effect on us. In addition, if a greater percentage of our work force becomes unionized, our business and financial results could be materially adversely affected.

Labor Stoppages Affecting OEMs -- Slowdowns, strikes or similar actions could have a material adverse effect on our results of operations.

     Many OEMs and their suppliers have unionized work forces. Work stoppages or slowdowns experienced by OEMs or their suppliers could result in slowdowns or closures of assembly plants where our products are included in assembled vehicles. For example, over the past four years, there have been labor strikes against General Motors that have resulted in work stoppages at General Motors. Furthermore, organizations responsible for shipping our customers' products may be impacted by occasional strikes staged by the Teamsters Union. Any interruption in the delivery of our customers' products would reduce demand for our products and could have a material adverse effect on us.

International Sales -- A growing portion of our revenue may be derived from international sources, which presents separate uncertainty for us.

     A portion of our revenue, 13% for the year ended December 31, 2000, is derived from sales outside of the United States. As part of our business strategy, we intend to expand our international operations through internal growth and acquisitions. Sales outside of the United States, particularly sales to emerging markets, are subject to other various risks which are not present in sales within U.S. markets, including currency fluctuations, governmental embargoes or foreign trade restrictions such as antidumping duties, changes in U.S. and foreign governmental regulations, tariffs, fuel duties, other trade barriers, the potential for nationalization of enterprises, economic downturns, inflation, environmental regulations, political, economic and social instability, foreign exchange risk, difficulties in receivable collections and dependence on foreign personnel and foreign unions. In addition, there are tax inefficiencies in repatriating cash flow from non-U.S. subsidiaries. To the extent such repatriation is necessary for us to meet our debt service or other obligations, this will adversely affect us. The occurrence of or increase in any adverse international economic conditions could have a material adverse effect on us.

Product Liability -- Our businesses expose us to product liability risks that could materially and adversely impact us.

     Our businesses expose us to potential product liability risks that are inherent in the design, manufacture and sale of our products and products of third-party vendors that we use or resell. While we currently maintain what management believes to be suitable and adequate product liability insurance, there can be no assurance that we will be able to maintain such insurance on acceptable terms or that any such insurance will provide adequate protection against potential liabilities. In the event of a claim against us, a lack of sufficient insurance coverage could have a material adverse effect on us.

Environmental Matters -- We have been and may be subject in the future to potential exposure to environmental liabilities.

     Our operations are subject to federal, state, local and foreign laws and regulations pertaining to pollution and protection of the environment governing, among other things, emissions to air, discharge to waters and the generation, handling, storage, treatment and disposal of waste and other materials, and remediation of contaminated sites. Our subsidiaries were named as potentially responsible parties in several sites requiring cleanup related to disposal of wastes we generated. We have entered into consent decrees relating to two sites in California along with the many other co-defendants in these matters. We have incurred expenses for all these sites over a number of years, a portion of which has been covered by insurance. In addition to the foregoing, our businesses have incurred expenses to clean up company-owned or leased property.

     We believe that our business, operations and facilities are being operated in compliance in all material respects with applicable environmental and health and safety laws and regulations, many of which provide for substantial fines and criminal sanctions for violations. The operation of manufacturing plants entails risks in these areas, however, and there can be no assurance that we will not incur material costs or liabilities in the fu-ture. In addition, potentially significant expenditures could be required in order to comply with evolving environmental and health and safety laws, regulations or requirements that may be adopted or imposed in the future.

Government Regulation -- Fastener Quality Act.

     The Fastener Quality Act of 1990 regulates the manufacture, importation and distribution of certain high-grade industrial fasteners in the United States. The Fastener Act, which was amended in June 1999, requires some testing, certification, quality control and recordkeeping by the manufacturers, importers and distributors of such fasteners. As a result, we, along with other fastener suppliers, are required to maintain records and product tracking systems. We have tracking and traceability systems, which, to date, have not materially increased expenses. However, there can be no assurance that future regulations will not result in materially increased costs for us.

Control by Principal Stockholder -- We are controlled by Heartland, whose interests in our business may be different than yours.

     As a result of the recapitalization, Heartland Industrial Partners and its affiliates are able to control our affairs in all cases, except for certain actions specified in a shareholders agreement among Heartland, Credit Suisse First Boston Equity Partners, L.P., Masco Corporation, Richard Manoogian and their various affiliates and certain other investors. Under the shareholders agreement, holders of approximately 90% of our shares of common stock have agreed to vote their shares for directors representing a majority of our board that have been designated by Heartland. You should consider that the interests of Heartland, as well as our other owners, will likely differ from yours in material respects.

Terms of Shareholders Agreement -- Provisions of the shareholders agreement impose significant operating and financial restrictions on our business.

     Under the shareholders agreement, specified actions require the approval of representatives of Credit Suisse First Boston Corporation, until such time as we consummate a public common stock offering for at least $100 million in gross proceeds to us. Such actions include certain acquisitions by us, the selection of a chief executive officer, certain debt restructurings and any liquidation or dissolution of us. You should consider that we and our stockholders may be unable to agree with CSFB on the implementation of such fundamental transactions and other matters. This sort of disagreement may materially and adversely affect us. In addition, directors designated by Heartland could block actions even if other directors deem them advisable.

Dilution -- Future issuances of shares of our common stock may dilute the interests of our existing stockholders.

     In connection with our acquisition strategy, we expect to issue additional shares of our common stock to finance acquisitions and we expect to implement employee incentive and other programs involving issuances of additional common stock. In addition, holders of our restricted stock will receive additional shares of restricted stock over the next three years under the terms of the recapitalization agreement. Metaldyne shareholders that are parties to a Metaldyne shareholders agreement will have the right to participate in certain future issuances of our equity securities. Any issuance of additional shares of common stock may result in economic dilution of the interest of investors in the shares of common stock offered hereby.

The occurrence of extraordinary events, such as the attacks on the World Trade Center and the Pentagon, may have a material adverse effect on our business.

     On September 11, 2001, terrorists attacked the World Trade Center in New York and the Pentagon in Arlington, Virginia. We cannot assure you that the current armed hostilities will not increase or that these terrorist attacks, or responses by the United States and its allies, will not lead to further acts of terrorism and civil disturbances which may negatively impact the Unites States' economy. While we have not yet fully analyzed the impact that these and potential future similar events may have on our business, it does not currently appear that our business will be negatively impacted by these events. We cannot assure you, however, that any future terrorist attacks or other acts of war will not have a material adverse effect on our business, results of operations and financial condition.


                    WHERE YOU CAN FIND ADDITIONAL INFORMATION


     Metaldyne files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document Metaldyne files at the SEC's public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms. Metaldyne's SEC filings are also available to you at the SEC's web site at http://www.sec.gov.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The Commission allows us to "incorporate by reference" information in this document, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information included directly in this prospectus.

     The documents listed below that we have previously filed with the Commission are specifically incorporated by reference into this prospectus. They contain important information about us and our financial condition. Metaldyne Filings with the Commission:

     1.   Our Annual Report on Form 10-K for the year ended December 31, 2000;

     2.   Our Quarterly Report on Form 10-Q, for the quarter ended March 31,
          2001;

     3.   Our Quarterly Report on Form 10-Q, for the quarter ended June 30,
          2001;

     4. Our Quarterly Report on Form 10-Q, for the quarter ended September 30, 2001;

     5. Our Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 23, 2001;

     6. The description of our Common Stock contained in our Registration Statement on Form S-1 (File No. 333-52798) dated December 27, 2000; and

     7.   Our Registration Statement on Form 8-A.

     We also incorporate by reference additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and prior to the termination of this offering.

     Any statement contained in a document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

                                     PART II

                              INFORMATION REQUIRED
                          IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference and made a part hereof:

     1.   Our Annual Report on Form 10-K for the year ended December 31, 2000;

     2.   Our Quarterly Report on Form 10-Q, for the quarter ended March 31,
          2001;

     3.   Our Quarterly Report on Form 10-Q, for the quarter ended June 30,
          2001;

     4. Our Quarterly Report on Form 10-Q, for the quarter ended September 30, 2001;

     5. Our Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 23, 2001;

     6. The description of our Common Stock contained in our Registration Statement on Form S-1 (File No. 333-52798) dated December 27, 2000; and

     7.   Our Registration Statement on Form 8-A.

     All documents subsequently filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which reregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law empowers us to indemnify, subject to the standards therein prescribed, any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that such person is or was a director, officer, employee or agent of Metaldyne (formerly known as MascoTech, Inc.) or is or was serving as such with respect to another corporation or other entity at our request. Article 12 of our certificate of incorporation provides that each person who was or is made a party to (or is threatened to be made a party to) or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was one of our directors or officers shall be indemnified and held harmless by us to the fullest extent authorized by the Delaware General Corporation Law against all expenses, liability and loss (including without limitation attorneys' fees, judgments, fines and amounts paid in settlement) reasonably incurred by such person in connection therewith. The rights conferred by Article 12 are contractual rights and include the right to be paid by us the expenses incurred in defending such action, suit or proceeding in advance of the final disposition thereof.

     Article 11 of our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to us or our stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions, or (d) for transactions from which a director derives improper personal benefit.

     Our directors and officers are covered by insurance policies indemnifying them against certain civil liabilities, including liabilities under the federal securities laws (other than liability under Section 16(b) of the 1934 Act), which might be incurred by them in such capacities.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.  EXHIBITS.

     The Exhibits to this Registration Statement are listed in the Exhibit Index of this Registration Statement, which Index is incorporated herein by reference.

ITEM 9.  UNDERTAKINGS.

     The undersigned registrant, Metaldyne Corporation, hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included is a post-effective amendment by those paragraphs is contained in periodic reports filed by the company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
     1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Plymouth, State of Michigan, on the 13th of December, 2001.


                         METALDYNE CORPORATION
                            (Registrant)


                         By: WILLIAM M. LOWE
                             -------------------------------------------------
                             Name:  William M. Lowe
                             Title: Executive Vice President and Chief Financial
                                       Officer (Principal Financial
                                       Officer/Principal Accounting Officer)

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

               Signature                                           Title                                 Date
               ---------                                           -----                                 ----

/s/ TIMOTHY D. LEULIETTE                            Chief Executive Officer and Director                December 13, 2001
--------------------------------------------        (Principal Executive Officer)
Timothy D. Leuliette

/s/ WILLIAM M. LOWE                                 Executive Vice President and                        December 13, 2001
--------------------------------------------        Chief Financial Officer (Principal Financial
William M. Lowe                                     Officer/Principal Accounting Officer)

/s/ J. MICHAEL LOSH                                 Chairman of the Board of Directors                  December 13, 2001
--------------------------------------------
J. Michael Losh

/s/ GARY M. BANKS                                   Director                                            December 13, 2001
--------------------------------------------
Gary M. Banks

/s/ SAMUEL VALENTI III                              Director                                            December 13, 2001
--------------------------------------------
Samuel Valenti III

/s/ CYNTHIA L. HESS                                 Director                                            December 13, 2001
--------------------------------------------
Cynthia L. Hess

/s/ PERRY J. LEWIS                                  Director                                            December 13, 2001
--------------------------------------------
Perry J. Lewis

/s/ RICHARD A. MANNOGIAN                            Director                                            December 13, 2001
--------------------------------------------
Richard A. Manoogian

/s/ THOMAS STALLKAMP                                Director                                            December 13, 2001
--------------------------------------------
Thomas Stallkamp

/s/ DAVID A. STOCKMAN                               Director                                            December 13, 2001
--------------------------------------------
David A. Stockman

/s/ MARSHALL COHEN                                  Director                                            December 13, 2001
--------------------------------------------
Marshall Cohen

 /s/ DANIEL P. TREDWELL                             Director                                            December 13, 2001
 -------------------------------------------
Daniel P. Tredwell

                                  EXHIBIT INDEX

EXHIBIT NO.            EXHIBIT
----------             -------

23.1                   Consent of Independent Accountants.

24                     Powers of Attorney

                                                                    EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Post Effective Amendment No.1 to Form S-8 Registration Statement of our report dated March 16, 2001, relating to the financial statements and financial statement schedules of Metaldyne Corporation, which appears in Metaldyne Corporation's Annual Report on Form 10-K for the year ended December 31, 2000.


/s/ PRICEWATERHOUSECOOPERS LLP


Detroit, Michigan
December 11, 2001

                                                                      EXHIBIT 24


     Each of the undersigned hereby constitutes and appoints David A. Stockman, a director of the registrant, and Daniel P. Tredwell, a director of the registrant, or any one or more of them, its attorneys-in-fact and agents, each with full power of substitution and resubstitution for any of them in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his or her substitute or substitutes may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

               Signature                                           Title                              Date
               ---------                                           -----                              ----

/s/ TIMOTHY D. LEUIETTE                             Chief Executive Officer and Director             December 13, 2001
--------------------------------------------        (Principal Executive Officer)
Timothy D. Leuliette

/s/ WILLIAM M. LOWE                                 Executive Vice President and                     December 13, 2001
--------------------------------------------        Chief Financial Officer
William M. Lowe                                     (Principal Financial Officer/Principal
                                                    Accounting Officer)

/s/ J. MICHAEL LOSH                                 Chairman of the Board of Directors               December 13, 2001
--------------------------------------------
J. Michael Losh

/s/ GARY M. BANKS                                   Director                                         December 13, 2001
--------------------------------------------
Gary M. Banks

/s/ SAMUEL VALENTI III                              Director                                         December 13, 2001
--------------------------------------------
Samuel Valenti III

/s/ CYNTHIA L. HESS                                 Director                                         December 13, 2001
--------------------------------------------
Cynthia L. Hess

/s/ PERRY J. LEWIS                                  Director                                         December 13, 2001
--------------------------------------------
Perry J. Lewis

/s/ RICHARD A. MANNOGIAN                            Director                                         December 13, 2001
--------------------------------------------
Richard A. Manoogian

/s/ THOMAS STALLKAMP                                Director                                         December 13, 2001
--------------------------------------------
Thomas Stallkamp

/s/ DAVID A. STOCKMAN                               Director                                         December 13, 2001
--------------------------------------------
David A. Stockman



                                       1

/s/ MARSHALL COHEN                                  Director                                         December 13, 2001
--------------------------------------------
Marshall Cohen

/s/ DANIEL P. TREDWELL                              Director                                         December 13, 2001
--------------------------------------------
Daniel P. Tredwell




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